Exhibit 99.1

FOR IMMEDIATE RELEASE

Joseph Bevilaqua Named as Chief Operating Officer of Hexion Inc.

COLUMBUS, Ohio - (October 6, 2016) - Hexion Inc. (“Hexion” or the “Company”) today announced that Joseph P. (“Jody”) Bevilaqua has been named Chief Operating Officer (COO) of the Company effective immediately. Mr. Bevilaqua will oversee all aspects of the company’s operations for both business divisions, including global responsibility for the manufacturing, supply chain, commercial, and environmental, health and safety functions. The COO appointment is part of a broader corporate reorganization focused on streamlining and delayering Hexion’s organizational structure. In connection with the appointment, Dale N. Plante, Executive Vice President and President of the Forest Products Division, will leave the Company to pursue other endeavors. Mr. Plante will remain with the Company as an advisor through mid-2017 to ensure a smooth transition of responsibilities.

Mr. Bevilaqua most recently served as Executive Vice President and President of the Epoxy, Phenolic and Coating Resins Division of the Company. Since August 10, 2008, he has been responsible for the epoxy and phenolic resins businesses and in October 2010, the coatings business was added to his division responsibilities. Prior to that, he was Executive Vice President and President of the Phenolic and Forest Products Division, a position he held from January 2004 to August 2008. Mr. Bevilaqua joined the Company in April 2002 as Vice President-Corporate Strategy and Development. Prior to joining the Company, he was the Vice President and General Manager of Alcan’s global plastics packaging business from February 2000 to March 2002. Prior to Alcan, Mr. Bevilaqua served in leadership positions with companies such as General Electric, Woodbridge Foam Corporation and Russell-Stanley Corporation. Mr. Bevilaqua holds bachelor’s degrees in economics and business administration from the University of Tennessee at Chattanooga.

“I am pleased to name Jody to this newly created role for Hexion,” said Craig O. Morrison, Chairman, President and CEO. “Jody is uniquely qualified to serve as COO considering his commercial, manufacturing and operational expertise, as well as a proven track record of driving global growth initiatives across our entire product portfolio. The COO structure will provide a unified focus across all of our business units, increase the overall speed of decision making and deliver additional savings by reducing corporate overhead costs.”

Mr. Morrison added: “I would also like to thank Dale for his many years of outstanding service to the Company. He has been a critical part of the strong results that the Forest Products division has delivered. He has built a tremendous leadership team within our Forest Products Division and we wish him well in his future endeavors.”

The Company will continue to report its financial results based on its current reportable segments: Epoxy, Phenolic and Coating Resins and Forest Products Resins.

About the Company

Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Contact

Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com